Exhibit 23.6

Board of Directors

Winton Financial Corporation

5511 Cheviot Road

Cincinnati, OH 45247

Dear Members of the Board:

We hereby consent to the inclusion of our opinion letter dated October 29, 2004 to the Board of Directors of Winton Financial Corporation (“Winton”) as Appendix B to, and to the reference thereto, as well as the use of our name, under the captions “SUMMARY,” and “THE MERGER-Winton’s Background and Reasons for the Merger; Opinion of Winton’s Financial Advisor,” in the Proxy Statement/Prospectus of Winton and WesBanco, Inc. (“WesBanco”) relating to the proposed merger involving Winton and WesBanco, which Proxy Statement/Prospectus is part of the Registration Statement on Form S-4 of WesBanco. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

Arlington, VA

October 29, 2004